EXECUTION COPY
SALE AND PURCHASE AGREEMENT
by and among
CD Mammoth Lakes I, Inc,
CD Mammoth Lakes II, Inc.
as Sellers,
and
ORNI 44 LLC,
as Purchaser,
dated as of
August 2, 2010
pertaining to
Mammoth Pacific L.P.

i

EXHIBIT I	Form of Transfer Instrument

EXHIBIT II	Form of Guarantee

SCHEDULE I	Purchased Interests

SALE AND PURCHASE AGREEMENT
          This SALE AND PURCHASE AGREEMENT dated as of this [ ] day of August, 2010, is made and entered into by and among CD Mammoth Lakes I, Inc. (“CDML I”), a Maryland corporation, CD Mammoth Lakes II, Inc. (“CDML II”), a Maryland corporation (each individually, a “Seller” and collectively, the “Sellers”), and ORNI 44 LLC, a Delaware limited liability company (the “Purchaser”);
          WHEREAS, the Sellers are the holders and beneficial owners of general partnership interests and limited partnership interests in Mammoth Pacific L.P., a California limited partnership (“MPLP”) as set forth opposite each Seller’s name on Schedule I hereto (the “Purchased Interests”);
          WHEREAS, MPLP owns the complex of geothermal power plants known as the Mammoth Pacific Geothermal Complex located at Casa Diablo Hot Springs near the town of Mammoth Lakes, California, (the “Project”); and
          WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers all of the Purchased Interests on the terms and subject to the conditions set forth herein.
          NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated below:
          “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, provided that the direct or indirect ownership of fifty percent (50%) or more of the voting securities of another Person shall be deemed to constitute control of such other Person.
          “After-Tax Basis” means, with respect to any payment received or deemed to have been received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any credits or deductions arising from the underlying loss, the base payment and the additional payment and the timing thereof), be equal to the amount required to be received. Such calculations shall be made on the basis of the assumption that the recipient is subject to U.S. federal income taxation at the highest applicable statutory rate applicable to corporations for the relevant period or periods, and is subject to state and local income taxation at the highest applicable statutory rates applicable to corporations in the taxing jurisdiction in which the payee is domiciled for the relevant period or periods.
          “Agreement” means this Sale and Purchase Agreement and all Schedules and Exhibits hereto, as the same shall be amended from time to time.
          “Allocation” has the meaning assigned to such term in Section 2.5 of this Agreement.
          “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.
          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York, are authorized or obligated to close.
          “CDML I” has the meaning given to it in the recitals to this Agreement.
          “CDML II” has the meaning given to it in the recitals to this Agreement.
          “Claim Notice” means written notification pursuant to Section 11.2(a) of a Third Party Claim as to which indemnity under Section 11.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 11.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.
          “Closing” means the closing of the transactions contemplated by Section 2.3.
          “Closing Date” means the date of this Agreement, or such other date as the Purchaser and the Sellers may from time to time agree upon in writing.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor Federal tax code. Any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.
          “Constellation Guarantee” means a guarantee from Constellation Energy with respect to the payment obligations (if any) of the Sellers under Section 11.1(a), substantially in the form of Exhibit II.
          “Contract” means any written agreement, lease, license, option, guaranty, warranty, right of way, note, bond, mortgage, indenture, or other evidence of indebtedness, security agreement or any other instrument, or written contract, commitment or legally binding undertaking of any kind.

          “Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.
          “Dollars” and “$” refers to lawful money of the United States.
          “GAAP” means generally accepted accounting principles in the United States, consistently applied.
          “Governmental or Regulatory Authority” means any federal, state, local, foreign or supranational government, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or any Native American tribal council or similar governing entity.
          “Indemnified Party” means any Person claiming indemnification under any provision of Article 11.
          “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.
          “Indemnity Notice” means written notification pursuant to Section 11.2(b) of a claim for indemnity under Article 11 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.
          “IRS” means the United States Internal Revenue Service.
          “Knowledge” or similar phrases in this Agreement means, and shall be limited to, the actual knowledge, after making reasonable investigation, of:
          (i) as to CD Mammoth Lakes I: Stephen B. Gross, Vice President;
          (ii) as to CD Mammoth Lakes II: Stephen B. Gross, Vice President;
          (iii) as to the Purchaser: Yehudit Bronicki, President.
          “Laws” means all constitutions, treaties, laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
          “Liens” means any charge, claim, “adverse claim” (as defined in Section 8-102(a)(1) of the New York Uniform Commercial Code), community property interest, equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right or other restriction or granting of any rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

          “Loss” means any and all damages, assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement, reasonable costs and expenses (including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), net of insurance payments actually received (but taking into account any resulting increase in insurance costs).
          “Material Adverse Effect” means (a) when used in connection with MPLP, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, Assets and Properties, financial condition, or results of operations of MPLP, taken as a whole; (b) when used in connection with any Seller, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any other such changes or effects, (i) is materially adverse to the ability of the Sellers to perform their obligations under this Agreement or (ii) materially delays or prevents consummation of the transactions contemplated hereby; and (c) when used in connection with the Purchaser, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, (i) is materially adverse to the ability of the Purchaser to perform its obligations under this Agreement or (ii) materially delays or prevents consummation of the transactions contemplated hereby; provided, however, in no event shall the changes or effects resulting from any of the following constitute a Material Adverse Effect: (a) any change affecting the geothermal energy industry generally in the jurisdiction in which MPLP operates, including changes in commodity prices or Taxes, other than in the case where such conditions have a disproportionate effect on MPLP or the transactions contemplated herein; (b) any change in general economic, financial, currency exchange, securities or commodity market conditions in the United States or elsewhere, other than in the case where such conditions have a disproportionate effect on a Party or the transactions contemplated herein; (c) any actions to be taken pursuant to or in accordance with this Agreement; (d) the announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of MPLP with employees, labor unions, customers, suppliers or partners; (e) any action taken or inaction by any of the Parties which the other Parties gave their prior written consent.
          “MPLP” has the meaning provided in the recitals to this Agreement.
          “Order” means any award, writ, judgment, decision, decree, stipulation, injunction, ruling or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
          “Ormat Guarantee” means a guarantee from Ormat Nevada Inc. with respect to the payment obligations (if any) of the Purchaser under Section 11.1(b), substantially in the form of Exhibit II.

          “Overlap Period” means any time period beginning before and ending after the Closing Date.
          “Overlap Period Taxes” means any and all Taxes attributable or relating to the Purchased Interests arising during the Overlap Period (except for unpaid Taxes at the Closing Date that are required to be accrued and are shown on the financial statements of MPLP in accordance with GAAP as of the Closing Date).
          “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Mammoth-Pacific L.P. dated January 26, 1990, as amended June 13, 1995, by and between CDML I, CDML II, Pacific Geothermal Co., and Mammoth Geothermal Co.
          “Party” means each of the Purchaser and the Sellers (collectively, the “Parties”).
          “Permitted Liens” has the meaning given to it in Section 3.5.
          “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
          “Pre-Closing Taxes” means any and all Taxes attributable or relating to the Purchased Interests arising during the taxable period ending on or prior to the Closing Date, (except for unpaid Taxes at the Closing Date that are required to be accrued and are shown on the financial statements of MPLP in accordance with GAAP as of the Closing Date).
          “Prime Rate” means the rate published in The Wall Street Journal as the “Prime Rate” from time to time (or, if more than one rate is published, the arithmetic mean of such rates), in either case determined as of the date the obligation to pay interest arises (or the most recent publication date prior thereto), but in no event shall any interest under this Agreement exceed the maximum amount permitted by applicable Law.
          “Project” has the meaning assigned to it in the recitals to this Agreement.
          “Purchase Price” has the meaning given to it in Section 2.2.
          “Purchased Interests” has the meaning given to it in the recitals to this Agreement.
          “Purchaser” has the meaning given to it in the recitals to this Agreement.
          “Purchaser Indemnified Parties” has the meaning given to it in Section 11.1(a).
          “Representatives” means, for any Person, any director, officer, manager, employee, partner, shareholder, owner, counsel, accountant, financial advisor or consultant of such Person.

          “Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.
          “Seller(s)” has the meaning given to it in the recitals to this Agreement.
          “Sellers Indemnified Parties” has the meaning given to it in Section 11.1(b).
          “Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be supplied to any taxing authority with respect to Taxes.
          “Tax” or “Taxes” means all taxes, charges, duties, fees, levies or other assessments imposed by any United States federal, state or local or foreign taxing authority, including but not limited to, excise, property, sales, use, value added, transfer, franchise, payroll, withholding, social security, unemployment, business license, occupation, stamp, workers compensation, or other taxes, including any interest, penalties or additions attributable thereto, excluding Federal and state income and profits taxes.
          “Third Party Claim” has the meaning given to it in Section 11.2(a).
          “Transfer Taxes” has the meaning given to it in Section 9.1(c).
          Section 1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) “include” or “including” means including without limiting the generality of any description preceding such term. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
ARTICLE II
SALE AND PURCHASE OF PURCHASED INTERESTS AND CLOSING
          Section 2.1 The Sale. On the basis of the representations, warranties and undertakings set forth in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller severally, and not jointly and severally, shall sell, transfer, convey, assign and deliver to the Purchaser, or one or more nominees of the Purchaser designated at the Closing, free and clear of all Liens other than Permitted Liens, and the

Purchaser will purchase and pay for, the Purchased Interests set forth opposite such Seller’s name on Schedule I hereto.
          Section 2.2 Purchase Price. As consideration for the Purchased Interests, on the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser shall pay the aggregate amount of seventy-two million, five-hundred thousand dollars ($72,500,000) (the “Purchase Price”) in the following manner:
          (i) the amount of thirty-six million, two-hundred and fifty thousand dollars ($36,250,000) to CDML I for the Purchased Interests being sold by it; and
          (ii) the amount of thirty-six million, two-hundred and fifty thousand dollars ($36,250,000) to CDML II for the Purchased Interests being sold by it.
          Section 2.3 Closing. The Closing will take place at the offices of Chadbourne & Parke LLP, 1200 New Hampshire Ave., N.W., Washington D.C, 20036, at 10:00 a.m. local time on the Closing Date or at such other place and such other time as the Purchaser and the Sellers mutually agree. At the Closing, the Purchaser will pay the amounts set forth in Section 2.2 by wire transfer of immediately available funds to such account or accounts as specified by Sellers at least two (2) Business Days before the Closing. Simultaneously, the Sellers will assign and transfer to the Purchaser the Purchased Interests (free and clear of all Liens, other than Permitted Liens) by execution and delivery of a Transfer Instrument, in the form attached hereto as Exhibit I. At the Closing, the Sellers and the Purchaser, as applicable, shall deliver the certificates and other contracts, documents and instruments required to be delivered under Articles 7 and 8.
          Section 2.4 Allocation of Payment for Tax Purposes. The Purchase Price shall be allocated among the assets and properties of MPLP (including, if applicable, intangible assets) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Purchaser to Sellers within ninety (90) days after the Closing Date for the review of Sellers. The Allocation prepared by Purchaser shall be binding on all Parties (and the Parties shall prepare and file all applicable Tax Returns in a manner consistent with the Allocation) unless the Sellers shall have provided reasonable evidence that there is not a reasonable basis for reporting in accordance with such Allocation. In such event, Purchaser and Sellers shall work in good faith to resolve the issues raised by such evidence.
          Section 2.5 Characterization of the Transaction for Tax Purposes. The Parties agree that for federal income tax purposes the transaction shall be treated as the purchase by Purchaser of the Purchased Interests on the Closing Date and that such purchase will cause MPLP to terminate under section 708(b)(1)(B) of the Code.
          Section 2.6 Section 754 Election and Related Tax Filings. Sellers hereby agree and consent to the filing by MPLP of the election under Section 754 of the Code in connection with MPLP’s Tax Return filed for the period that includes the Closing Date. The Sellers shall cooperate with the Purchaser (and its Affiliates) in effecting this filing, (including, as applicable, directing, approving or consenting to such election under the Partnership

Agreement) and Sellers shall not take or permit any action that would prevent the timely filing of or otherwise revoke such election. The Parties shall prepare and file all applicable Tax Returns (including, in the case of Purchaser, Internal Revenue Service Form 8594, if required to be filed by Purchaser) in a manner consistent with Section 2.6 and the Allocation. None of the Parties shall take any Tax position inconsistent with Section 2.6, except as required by applicable Laws.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally, and not jointly and severally with the other Seller, represents and warrants with respect only to itself that as of the date of this Agreement:
          Section 3.1 Organization, Standing and Power. It is a Maryland corporation, duly incorporated, organized, validly existing and in good standing under the laws of the State of Maryland.
          Section 3.2 Authority. Such Seller has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer the Purchased Interests owned by it. The execution and delivery by such Seller of this Agreement, and the performance by it of its obligations hereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by such Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
          Section 3.3 No Conflicts. The execution and delivery by such Seller of this Agreement does not and the performance by it of its obligations under this Agreement does not:
          (a) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other organizational documents of such Seller; or
          (b) violate or result in a default (or give rise to any right of purchase, termination, cancellation or acceleration) under any material Contract to which it is a party and by which the Purchased Interests owned by it are bound, or result in the creation of a Lien on such Purchased Interests, except for any such violation, default, or creation which would not reasonably be expected to result in a Material Adverse Effect with respect to MPLP or such Seller; or
          (c) result in a violation or breach of any Law or Order applicable to it or any of its Assets and Properties, except for any such violation or breach which would not reasonably be expected to result in a Material Adverse Effect with respect to MPLP or such Seller;

          Section 3.4 Governmental Approvals; Filings. No consent or approval of any Governmental or Regulatory Authority on the part of such Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents and approvals which, if not obtained, would not reasonably be expected to result in a Material Adverse Effect with respect to such Seller.
          Section 3.5 Purchased Interests. Such Seller is the holder under the provisions of the Partnership Agreement and the beneficial owner of the Purchased Interests set forth opposite its name on Schedule I, free and clear of all Liens other than those arising pursuant to (i) this Agreement, (ii) the Partnership Agreement, or (iii) applicable securities Laws, (collectively, “Permitted Liens”).
          Section 3.6 Legal Proceedings. There are no actions or proceedings by or before any Governmental or Regulatory Authority pending or, to the Knowledge of such Seller, threatened in writing against it or any of its Assets and Properties which could reasonably be expected to (A) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (B) individually or in the aggregate result in an MPLP Material Adverse Effect.
          Section 3.7 United States Person. Each Seller is a United States Person (as defined in section 7701(a)(30) of the Code) or is a disregarded entity wholly owned by a United States Person, and such Seller therefore is not subject to withholding under section 1446 of the Code.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser represents and warrants to the Sellers that as of the date of this Agreement:
          Section 4.1 Organization, Standing, and Power. The Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
          Section 4.2 Authority. The Purchaser has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to purchase the Purchased Interests. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

          Section 4.3 No Conflicts. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby does not:
          (a) violate, conflict with, or result in a breach of, or require any consent or approval under, the limited liability company agreement, operating agreement, or other organizational documents of the Purchaser;
          (b) violate or result in a default (or give rise to any right of purchase, termination, cancellation or acceleration) under any material Contract to which the Purchaser is a party or by which any of its Assets and Properties may be bound, except for any such violation, default, or creation which would not reasonably be expected to result in a Material Adverse Effect with respect to MPLP or the Purchaser; or
          (c) result in a violation or breach of any Law or Order applicable to it or any of its Assets and Properties, except for any such violation or breach which would not reasonably be expected to result in a Purchaser Material Adverse Effect.
          Section 4.4 Governmental Approvals and Filings. No consent or approval of any Governmental or Regulatory Authority on the part of the Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents and approvals which, if not obtained, would not reasonably be expected to result in a Material Adverse Effect with respect to the Purchaser.
          Section 4.5 Legal Proceedings. There are no actions or proceedings by or before any Governmental or Regulatory Authority pending or, to the Knowledge of the Purchaser, threatened against it or any of its Assets and Properties which could reasonably be expected to (A) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or (B) individually or in the aggregate result in an MPLP Material Adverse Effect.
          Section 4.6 Purchase for Investment. The Purchaser is acquiring the Purchased Interests for investment for its own account, and not with a view to resell or distribute any part thereof, and the Purchaser does not have a present intention to sell, grant a participation in or otherwise distribute the Purchased Interests; provided, however, that the right to dispose of the Purchased Interests shall be entirely within the sole discretion of the Purchaser. The Purchaser has made, independently and without reliance on any Seller (except to the extent that the Purchaser has relied on the representation and warranties of each Seller in Article 3), its own analysis of MPLP and its Assets and Properties for the purpose of acquiring the Purchased Interests, and the Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.
          The Purchaser understands and acknowledges that the Purchased Interests have not been registered under the Securities Act of 1933, as amended, or under any applicable blue sky or state securities law, and agrees that any sale by the Purchaser of such interests may only be made in compliance therewith. The Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
          Section 4.7 HSR Act. The Purchaser’s ultimate parent entity (as such term is defined in 16 CFR 801.1(a)(3)) controls (as such term is defined in 16 CFR 801.1(b)(1)) MPLP.
ARTICLE V
[RESERVED]
ARTICLE VI
[RESERVED]
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE PURCHASER
          The obligations of the Purchaser hereunder to purchase the Purchased Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):
          Section 7.1 Representations and Warranties. The representations and warranties made by the Sellers in Article 3 shall be true and correct in all material respects (except for those qualified by reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of each such date.
          Section 7.2 Performance. The Sellers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.
          Section 7.3 Officers’ Certificates. Each of the Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by an officer of the respective Seller, reasonably satisfactory in form and substance to the Purchaser, as to the matters set forth in Sections 7.1 and 7.2, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of each Seller, reasonably satisfactory in form and substance to the Purchaser, as to the matters set forth in Sections 3.1 and 3.2.
          Section 7.4 Orders and Laws. There shall not be in effect, pending or threatened on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
          Section 7.5 [Reserved]
          Section 7.6 Deliveries.
          (a) The Sellers shall have executed and delivered to the Purchaser all documents contemplated hereby to be executed and delivered by the Sellers on or before

Closing, which documents shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.
          (b) The Constellation Guarantee shall have been executed and delivered and be in full force and effect.
          Section 7.7 Release. The Sellers shall have delivered to the Purchaser an instrument dated the Closing Date in form and substance reasonably satisfactory to the Purchaser and its counsel releasing any and all claims the Sellers and their Affiliates may have against or with respect to MPLP, the Purchaser or its Affiliates, except for such claims arising pursuant to this Agreement.
          Section 7.8 Good Standing. The Sellers shall have delivered to the Purchaser certificates, dated as of a date no more than ten (10) days prior to the Closing Date, duly issued by the appropriate authorities, showing that the Sellers are in good standing and authorized to do business.
          Section 7.9 Non-foreign Status. Each of the Sellers shall have delivered to the Purchaser a duly executed affidavit of non-foreign status that complies with section 1445 of the Code and Treasury Regulation section 1.1445-2(b)(2)(iv).
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE SELLERS
          The obligations of the Sellers hereunder to sell the Purchased Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers in their sole discretion):
          Section 8.1 Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects (except for those qualified by reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of each such date.
          Section 8.2 Performance. The Purchaser shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.
          Section 8.3 Officer’s Certificates. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and executed by an officer of the Purchaser, reasonably satisfactory in form and substance to the Sellers, as to the matters set forth in Sections 8.1 and 8.2, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Purchaser, reasonably satisfactory in form and substance to the Sellers, as to the matters set forth in Sections 4.1 and 4.2.

          Section 8.4 Orders and Laws. There shall not be in effect, pending or threatened on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
          Section 8.5 [Reserved]
          Section 8.6 Deliveries.
          (a) The Purchaser shall have executed and delivered to the Sellers all documents contemplated hereby to be executed and delivered by the Purchaser on or before the Closing.
          (b) The Ormat Guarantee shall have been executed and delivered and be in full force and effect.
          Section 8.7 Good Standing. The Purchaser shall have delivered to the Sellers certificates, dated as of a date no more than ten (10) days prior to the Closing Date, duly issued by the appropriate authorities, showing that the Purchaser is in good standing and authorized to do business.
ARTICLE IX
TAX MATTERS
          Section 9.1 Tax Matters.
          (a) Income, Profit and Other Taxes. Except as provided in this Article 9, each party to this Agreement shall be responsible for any Federal and state income and profit taxes or other Taxes imposed on it as a result of the transactions effected pursuant to this Agreement or otherwise.
          (b) Transfer Taxes. The Sellers on the one hand, and the Purchaser, on the other, shall bear in equal portions and pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees (“Transfer Taxes”) if any, arising out of or in connection with the sale of the Purchased Interests pursuant to this Agreement.
          (c) Pre-Closing Taxes and Overlap Period Taxes. Sellers shall be responsible for all Pre-Closing Taxes and for Overlap Period Taxes to the extent they relate to events or periods through 12:00 a.m. (California time) on the Closing Date. Tax Returns for Pre-Closing Taxes shall be prepared and filed in accordance with and as set forth in the Partnership Agreement. The Purchaser shall prepare and file Tax Returns for Overlap Period Taxes, and will supply Sellers with a draft of any such returns and a written request for payment of Sellers’ share of such Taxes. The Purchaser preparation of any such Tax Returns shall be subject to Sellers’ approval, which shall not be unreasonably withheld or delayed. Payments of the Sellers’ share must be made to the Purchaser by wire transfer within thirty (30) business days after such request. Liability for Overlap Period Taxes will be allocated between Sellers and the Purchaser on a closing of the books method. The Parties agree to cooperate with one another with respect to preparing and filing Tax Returns.

          (d) Refunds. Any refund or credit of Pre-Closing Taxes or Overlap Period Taxes paid by the Sellers shall be for the benefit of the Sellers. The Purchaser shall pay any such refund to the Sellers within thirty (30) days after the Purchaser or MPLP receives such refund or actually realize the benefit of such credit.
          (e) Contests. The Purchaser agrees that, in the event the Purchaser or MPLP receive notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter related to any Pre-Closing Taxes or Overlap Period Taxes for which the Sellers may be liable under Section 9.1(c), the Purchaser will notify the Sellers in writing promptly after receipt of such notice. The Purchaser will be entitled to control any Tax contest, except to the extent that responsibility for the disputed Tax liability falls solely on the Sellers; provided, however, that if responsibility for the disputed Tax liability falls solely on the Sellers but the contest involves issues that may recur on a later Tax Return of MPLP or the Purchaser with respect to MPLP, the Purchaser and Sellers will cooperate amongst themselves in all efforts to respond to and resolve the contest or disputed tax liability. The Sellers shall notify the Purchaser in writing within thirty (30) business days following receipt of the notice from the Purchaser described in this Section 9.1(e) that the Sellers assume control over the contest if so entitled. Each party will bear its own expenses, and the controlling party will keep the other party informed of developments in the case. The noncontrolling party or parties shall have the opportunity to attend meetings with tax officials and to comment on any written submissions before they are submitted. Suggestions by the noncontrolling party or parties about the conduct of the contest will be considered in good faith by the controlling party, but the controlling party will make the ultimate decision on whether, how long and in what manner to contest.
          (f) Information. In connection with preparing any Tax Return or preparing for any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, the Sellers, the Purchaser and MPLP will provide information, records or documents relating to Taxes as may be reasonably requested by, and not otherwise available to, another Party. The Sellers will not destroy any records related to MPLP for tax periods commencing before the Closing Date for a period of seven (7) years following the date thereof without first giving notice to and obtaining the written consent of the Purchasers (whose consent shall not be unreasonably withheld).
ARTICLE X
SURVIVAL
          Section 10.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Sellers and the Purchaser contained in this Agreement (other than (i) the covenants and agreements contained in Articles 10, 11 and 12, which covenants and agreements shall survive in accordance with their terms, (ii) the covenants and agreements in Section 14.5, which covenants and agreements shall survive for a period of two (2) years after the Closing, (iii) the representations and warranties contained in Sections 3.1, 3.2, 3.3, and 3.5 and 4.1, 4.2, and 4.3 and the covenants and agreements contained in Article 9 or otherwise related to Taxes, which representations, warranties, covenants and agreements shall survive for the applicable statute of limitations,) shall survive for a period of one (1) year after the Closing; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be time barred.
          Section 10.2 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, each Party agrees that none of the Sellers nor their respective Affiliates nor their respective Representatives has made or is making any representation or warranty whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Interests, MPLP or its Assets and Properties, or the Project, except those representations and warranties contained in Article 3 and in any certificate delivered pursuant to Article 7 in particular and without in any way limiting the foregoing, (i) none of the Sellers nor their respective Affiliates nor their respective Representatives makes any representation or warranty regarding any environmental matters and (ii) none of the Sellers nor their respective Affiliates nor their respective Representatives makes any representation or warranty with respect to any financial projections or forecasts relating to MPLP or the Purchased Interests. Except for those representations and warranties expressly contained in Article 3 and in any certificate delivered pursuant to Article 7, the Sellers’ interests in MPLP are being transferred through the sale of the Purchased Interests “as is, where is, with all faults,” and the Sellers and their respective Affiliates and their respective Representatives expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of MPLP or its Assets and Properties or the prospects (financial or otherwise), risks and other incidents of MPLP and its Assets and Properties.
          Section 10.3 Indirect Claims. Subject to Section 11.1(a)(i), from and after the Closing, the Purchaser, on behalf of itself and MPLP, hereby releases, indemnifies and holds harmless the Sellers and their Affiliates and their respective Representatives (acting in their capacity as such) from and against any Losses, and shall not make any claim, for officer, director, partner, manager or controlling (or any other) stockholder or member liability or for breach of any fiduciary or other duty or breach of any employment contract (or similar arrangement) relating to any pre-Closing actions or failures to act (including negligence or gross negligence) in connection with the business, ownership or operation of MPLP or the Project prior to the Closing.
ARTICLE XI
INDEMNIFICATION
          Section 11.1 Indemnification.
          (a) Sellers shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless, on an After Tax Basis, the Purchaser and its Affiliates and the respective officers, directors, employees and shareholders of the foregoing, and their successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and with respect to any claim, liability, obligation or Loss, of any kind or character, suffered, incurred or sustained by any Purchaser Indemnified Party or to which it or they become subject, arising out of or relating or attributable to:

          (i) any inaccuracy in any representation or breach of warranty of any Seller contained in Article 3 or in any certificate delivered pursuant to Article 7;
          (ii) any failure by any of the Sellers to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any of them under this Agreement or under any certificates executed by any Seller in connection with this Agreement.
          (b) The Purchaser shall indemnify, to the fullest extent permitted by law, defend and hold harmless, on an After Tax Basis, the Sellers and their Affiliates and the respective partners, officers, directors, employees and shareholders of the foregoing, and their successors and assigns (collectively the “Sellers Indemnified Parties”) from, against and with respect to any claim, liability, obligation, judgment or Loss, of any kind or character, suffered, incurred or sustained by any Sellers Indemnified Party or to which it or they become subject, arising out of or relating or attributable to:
          (i) any inaccuracy in any representation or breach of warranty of the Purchaser contained in Article 4 or in any certificate delivered pursuant to Article 8; and
          (ii) any failure by the Purchaser to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by the Purchaser under this Agreement or under any certificates executed by the Purchaser in connection with this Agreement.
          (c) Notwithstanding anything herein to the contrary, no indemnification shall be available to the Purchaser Indemnified Parties under Section 11.1 (a) hereof or to the Sellers Indemnified Parties under Section 11.1(b) hereof:
          (i) unless, with respect to any claim, the Loss involves an amount in excess of $100,000; and
          (ii) unless the aggregate amount of Losses that would otherwise be subject to indemnification with respect to such claim and all prior claims exceeds $500,000 (such amount, the “Threshold Amount”), in which case the party(ies) entitled to such indemnification shall be entitled to receive all amounts in excess of the Threshold Amount.
          (d) Notwithstanding anything herein to the contrary, Sellers shall have no obligation to indemnify any Purchaser Indemnified Party for any Losses pursuant to Section 11.1(a) hereof, and the Purchaser shall have no obligation to indemnify any Seller Indemnified Party for any Losses pursuant to Section 11.1(b) hereof, in each case to the extent such Losses arise from the willful misconduct or gross negligence of the Purchaser or the Sellers, as applicable.
          (e) Notwithstanding anything herein to the contrary, the maximum aggregate liability of Sellers to the Purchaser Indemnified Parties under this Agreement shall not exceed an amount equal to $7,000,000; provided that Sellers’ aggregate liability arising out of or relating to breaches by either Seller of its representations in Sections 3.1, 3.2, 3.3, 3.5 or 3.7 may exceed such amount but shall in no event (together with any other liability pursuant to this clause (e)) exceed the Purchase Price.
          (f) None of the Sellers nor their respective Affiliates shall have any liability for any breach by any Seller of this Agreement (or any closing certificate delivered pursuant to Section 7.3) if the Purchaser had knowledge of such breach or the facts giving rise to such breach prior to the Closing (and, without in any way limiting the generality of the foregoing, for purposes of this Section 11.1(f), the documents and their contents and other information disclosed in writing to the Purchaser, its Affiliates or their respective Representatives in the course of the operation of the Project, are deemed known by the Purchaser).
          Section 11.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Section 11.2 will be asserted and resolved as follows:
          (a) In the event any claim or demand in respect of which an Indemnified Party believes in good faith it is entitled to indemnity under Section 11.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than the Sellers, the Purchaser or any Affiliate of the Sellers or the Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.
          (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.2(a), and confirms its responsibility with respect thereto, then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party, with counsel reasonably acceptable to the Indemnified Party, to a final conclusion or will be settled at the discretion of the Indemnifying Party (subject to the limitations set forth below). From and after the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 11.2(a)(i), the Indemnifying Party will have full control of such defense and proceedings, including any settlement thereof; provided that the Indemnifying Party may not settle or compromise any Third Party Claim in any manner that results in any continuing liability or obligation for the Indemnified Party or any admission of liability or wrongdoing by the Indemnified Party, without, in any such case, the prior written consent of the Indemnified Party, which will not be unreasonably withheld. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 11.1 with respect to such Third Party Claim.

          (ii) Should the Indemnified Party reasonably conclude that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, the Indemnified Party shall have the right to request separate counsel from that representing the Indemnifying Party, the expenses of such separate representation to be paid by the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.2(a), or if the Indemnifying Party gives such notice but fails to employ counsel reasonably satisfactory to the Indemnified Party or to prosecute diligently the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed). The Indemnified Party will have full control of any defense and proceedings pursuant to this Section 11.2(a)(ii) (including settlement thereof); provided, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).
          (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its responsibility to the Indemnified Party with respect to the Third Party Claim under Section 11.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Losses arising from such Third Party Claim will be conclusively deemed a responsibility of the Indemnifying Party under Section 11.1 and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party timely disputes its responsibility with respect to such claim or fails to respond within the Dispute Period, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, the Indemnified Party shall be entitled to seek such remedies against the Indemnifying Party as may then be available to it under this Agreement and applicable Laws.
          (b) In the event any Indemnified Party should have a claim under Section 11.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of Loss therefrom described in such Indemnity Notice, or fails to notify the Indemnified Party within the Dispute Period that it disputes the claim described in the Indemnity Notice, the

Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has disputed its liability or the amount of the Loss therefrom with respect to such claim or fails to respond within the Dispute Period, such dispute shall be resolved in accordance with the provisions of Article 12.
          Section 11.3 Exclusivity. After the Closing, to the extent permitted by applicable Laws, and except in the case of fraud, gross negligence or willful misconduct, the indemnities set forth in this Article 11 shall be the exclusive remedies of the Purchaser and the Sellers, their respective Affiliates and their respective Representatives due to breach of any representation, warranty, covenant or agreement contained in this Agreement or with respect to any events, occurrences or conditions relating to the Project; provided, however, that the foregoing provision shall not limit or restrict the availability of specific performance or other injunctive or equitable relief (other than rescission) to the extent that specific performance or such other relief would otherwise be available to a Party.
          Section 11.4 Notification by the Sellers of Certain Matters. The Sellers may, at the Closing, notify the Purchaser in writing in reasonable detail of any representation or warranty of any of the Sellers that was not true and accurate as of the date of this Agreement or as of the Closing or of any covenant of any of the Sellers that has not been performed and complied with and, if the Purchaser shall in its sole discretion nevertheless elect to close under this Agreement, none of the matters set forth in such certificate shall be deemed to be an inaccuracy in or breach of the specific representations and warranties or covenants of the Sellers so modified for purposes of, and the Purchaser shall not be entitled to be indemnified as to any of such specific representations, warranties and covenants in the form prior to their modification pursuant to, this Article 11.
ARTICLE XII
DISPUTE RESOLUTION
          In the event an action, dispute, claim, counterclaim or controversy (“Dispute”) arises between the Parties arising out of or relating to this Agreement, the aggrieved Party or Parties, as applicable, shall promptly notify the other Party or Parties, as applicable, of the Dispute within ten (10) Business Days after the aggrieved Party becomes aware of the basis for such Dispute. If the affected Parties have failed to resolve the Dispute within ten Business Days after delivery of such notice, each affected Party shall, within five (5) Business Days thereafter, nominate a senior officer of its management to meet to attempt to resolve the Dispute. The senior officers shall meet within twenty (20) Business Days after their nomination. If the matter has not been resolved within fourteen (14) days after the meeting of the senior officers, any affected Party may pursue any and all available legal remedies, unless such Parties mutually agree to an alternative dispute resolution procedure.

ARTICLE XIII
TERMINATION
          Section 13.1 Termination. This Agreement may be terminated at any time after August 15, 2010, by Sellers or the Purchaser if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.
          Section 13.2 Effect of Termination or Breach.
          (a) If this Agreement is validly terminated pursuant to Section 13.1, there will be no liability or obligation on the part of the Sellers or the Purchaser (or any of their Affiliates or any of its or their respective officers, directors, employees, agents or other Representatives) except as provided in Section 13.2(b) and except that the provisions with respect to expenses in Section 14.3 and confidentiality in Section 14.5 will continue to apply following any such termination.
          (b) Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is terminated by a party as a result of the willful breach by the non-terminating party, the terminating party may recover such remedies, including damages and fees and expenses of attorneys as may be available at law or equity.
ARTICLE XIV
MISCELLANEOUS
          Section 14.1 Notices. Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by an internationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
          If to the Purchaser, to:
ORNI 44 LLC
c/o Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attn.: President
Tel: (775) 356-9029
Fax: (775) 356-9039

          If to the Sellers, to:
CD Mammoth Lakes I, Inc.
c/o Constellation Energy Resources
100 Constellation Way, Suite 500C
Baltimore, Maryland
Attn.: General Counsel — CER
Tel: 410-470-3121
Fax: 419-468-3499
and
CD Mammoth Lakes II, Inc.
c/o Constellation Energy Resources
100 Constellation Way, Suite 500C
Baltimore, Maryland
Attn.: General Counsel — CER
Tel: 410-470-3121
Fax: 419-468-3499
Notice given by personal delivery, mail or overnight courier pursuant to this Section 14.1 shall be effective upon physical receipt. Notice given by fax pursuant to this Section 14.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. EST on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. EST on any Business Day or during any non-Business Day.
          Section 14.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.
          Section 14.3 Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Section 13.2), whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.
          Section 14.4 Public Announcements. No press releases or similar public announcements concerning this Agreement and the transactions contemplated hereby will be issued by any party without the prior consent of the other Parties, except as such release or public announcement may be required by Law (including, for the avoidance of doubt, rules and regulations of any stock exchange on which securities of an Affiliate of a Party are listed for trading), in which case the Party required to make the release or public announcement will, to the extent practicable and permitted by applicable Law, consult with the other Parties regarding such release or announcement in advance thereof.

          Section 14.5 Confidentiality. Each Party will hold, and will use commercially reasonable efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process or by other requirements of Law (including exchange rules) or (ii) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning MPLP (including its business, operations, and prospects), the other Party or Parties, as applicable, or any of its or their respective Affiliates furnished to it by such Party or Parties (or its or their Representatives) in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information (or previously known by such Party’s Representatives), (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential, or (d) independently developed or derived by the receiving Party or its Representatives without reliance upon the applicable confidential information. In the event the transactions contemplated hereby are not consummated, upon the request of a Party, each other Party will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the requesting Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by such other Party or its Representatives. The obligations contained in this Section 14.5 shall survive for two (2) years following the termination or abandonment of this Agreement or the Closing, as the case may be.
          Section 14.6 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
          Section 14.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
          Section 14.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person except for such shareholders, officers, directors, employees, and Affiliates referenced in Section 11.1.

          Section 14.9 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void, except for (a) assignments and transfers by operation of Law, and (b) assignments and transfers by any Party of its rights, interests or obligations hereunder, in whole or in part, to an Affiliate, so long as the guarantor under the Ormat Guarantee or the Constellation Guarantee, as the case may be, reaffirms its guarantee in writing. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
          Section 14.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          Section 14.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          Section 14.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof other than Section 5-1401 of the General Obligations Law of the State of New York.
          Section 14.13 Jurisdiction and Venue. Each of the Parties hereto hereby irrevocably and unconditionally consents and agrees that any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or in any state court having subject matter jurisdiction located in the Borough of Manhattan, New York, New York, and, by execution and delivery of this Agreement and any other documents executed in connection herewith, each such Party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action, or proceeding brought in any such court has been brought in any inconvenient forum, (iv) agrees that service of any process, summons, notice or document in any such action may be effected by mailing a copy thereof by U.S. registered or certified mail, postage prepaid, to such Party at its address set forth in Section 14.1, or at such other address of which the other Parties hereto shall have been notified will be effective service for any action, suit or proceeding brought against it in any such court and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring any suit, action or proceeding in any other jurisdiction.
          Section 14.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
          Section 14.15 Attorneys’ Fees. In the event of any suit or other proceeding between the Parties with respect to any of the transactions contemplated hereby or subject matter hereof, the prevailing Party shall, in addition to such other relief as the court or arbitrator may award, be entitled to recover reasonable attorneys’ fees and costs (including at the trial and appellate levels) and expenses of investigation.
          Section 14.16 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          Section 14.17 Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR DAMAGES PAID TO A THIRD PARTY IN A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS PROVIDED HEREUNDER, NO PARTY OR ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES, SHALL BE LIABLE HEREUNDER AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT LOSS OR DAMAGE OF ANY OTHER PARTY OR INDEMNIFIED PARTY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, AND EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTIES, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES THEREFROM.
          Section 14.18 Interest on Past Due Payments. If a payment is due to be made by a Party pursuant to this Agreement and such payment is not made within thirty (30) days following receipt by such Party of written demand for such payment from the Party entitled to receive such payment, then the Party obligated to make such payment agrees to pay interest on the amount due and unpaid at a variable rate equal to the Prime Rate then in effect. Such interest shall begin to accrue on the first day following the end of such thirty (30) day period and shall continue to accrue on the unpaid amount until the past due amount has been paid in full.
          Section 14.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          Section 14.20 Further Assurances. The Sellers and the Purchaser each agree, upon the request of the other Party or Parties from time to time before and after the Closing Date, to do, execute, acknowledge and deliver such other acts, consents, instruments, documents and other assurances as may be reasonably necessary to carry out and perform the transactions contemplated by this Agreement.
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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

CD MAMMOTH LAKES I, INC.
By:
Name:
Title:

CD MAMMOTH LAKES II, INC.
By:
Name:
Title:

ORNI 44 LLC
By:	Ormat Nevada Inc., Manager of ORNI 44 LLC

By:
Name:
Title:

EXHIBIT I
Form of Transfer Instrument
          TRANSFER INSTRUMENT, dated as of ____________ __, 2010 (“Transfer Instrument”) between [CDML I or CDML II] (“Assignor”) and ORNI 44 LLC, a Delaware limited liability company (“Assignee”).
          Whereas, Assignor and Assignee are parties to that certain Sale and Purchase Agreement dated as of [ ] (the “Sale and Purchase Agreement”);
          Whereas, the Sale and Purchase Agreement provides for, among other things, the execution and delivery of a transfer instrument in the form hereof to effect the sale by Assignor of all of its Purchased Interests (as defined in the Sale and Purchase Agreement) to Assignee;
          NOW, THEREFORE, for the good and valuable consideration under the Sale and Purchase Agreement, the receipt and sufficiency of which are hereby acknowledges, Assignor and Assignee hereby agree as follows:
1.	Definitions. Capitalized terms uses herein without definition shall have the meanings set forth in the Sale and Purchase Agreement.

2.	Transfer. Assignor does hereby sell, transfer, convey, assign and deliver unto Assignee all of Assignor’s right, title and interest in and to the Purchased Interests, free and clear of all Liens other than Permitted Liens.

3.	Assumption. Assignee hereby assumes all of the duties, obligations and liabilities of Assignor with respect to the Purchased Interests (including under the Partnership Agreement, and whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, known or unknown) arising or accruing on or after the date hereof.

4.	Governing Law. This Transfer Instrument shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof other than Section 5-1401 of the General Obligations Law of the State of New York.

5.	This Transfer Instrument may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Exh. I

IN WITNESS WHEREOF, Assignor and Assignee have caused this Transfer Instrument to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

________________________________________, as Assignor
By:
Name:
Title:

_________________________________________, as Assignee
By:
Name:
Title:

Exh. I

EXHIBIT II
Form of Guarantee
[see actual Guarantee]

Exh. II

SCHEDULE I
Purchased Interests

Seller	Interest

CDML I	General Partnership Interest of 1%
Limited Partnership Interest of 24%

CDML II	Limited Partnership Interest of 25%

Sch. I